Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of AYRO, Inc. on Form S-3 (File No.’s 333-236330, 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-227858, 333-240314, 333-248543 and 333-251001) and Form S-8 (File No.’s 333-128488, 333-158232, 333-216145, 333-225790, 333-240316 and 333-251029) of our report dated March 31, 2021, with respect to our audit of the consolidated financial statements as of and for the year ended December 31, 2020 of AYRO, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Friedman LLP

FRIEDMAN LLP
East Hanover, NJ
March 31, 2021